SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-8A

           NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a)
                      OF THE INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:                                                Phoenix Duff & Phelps Institutional Mutual Funds
Address of Principal Business Office:                56 Prospect Street
                                                     Hartford, Connecticut 06115
Telephone Number:                                    (800) 814-1897
Name and Address of Agent for Service:               Philip R. McLoughlin
                                                     Vice Chairman and Chief Executive Officer
                                                     Phoenix Duff & Phelps Corporation
                                                     56 Prospect Street
                                                     Hartford, Connecticut 06115

Check Appropriate Box:

    Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of form N-8A:
 YES [X] NO []

                                   SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of Hartford and the State of Connecticut on the 4th day of December, 1995.

                                                PHOENIX DUFF & PHELPS
                                                INSTITUTIONAL MUTUAL FUNDS

                                                By:/s/ Thomas N. Steenburg
                                                   -----------------------
                                                Thomas N. Steenburg
                                                President

Attest: /s/ Richard J. Wirth
Richard J. Wirth
Secretary